Exhibit 99.1

FOR IMMEDIATE RELEASE

VAALCO ENERGY ANNOUNCES DIRECTOR WILL NOT SEEK RE-ELECTION

HOUSTON, TEXAS – March 22, 2011 – VAALCO Energy, Inc. (“VAALCO”) (NYSE: EGY) today announced that one of its directors, William S. Farish, has informed the Board of Directors that he intends not to seek re-election at VAALCO’s 2011 annual meeting of stockholders. He will continue to serve as a director until the adjournment of the 2011 annual meeting of stockholders. Mr. Farish has served on VAALCO’s board since 2004 and currently serves as a member of the board’s Compensation Committee and Nominating and Corporate Governance Committee.

“Will Farish has served our board with distinction and we are grateful for his dedication to VAALCO and its stockholders,” said Robert L. Gerry, III, Chairman and Chief Executive Officer. “His leadership and expertise have contributed to our success, and on behalf of our Board of Directors and the company, I want to thank him for his dedication and service to VAALCO and we wholeheartedly wish him well.”

About VAALCO

VAALCO Energy, Inc. is a Houston based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil. VAALCO’s strategy is to increase reserves and production through the exploration and exploitation of oil and natural gas properties with high emphasis on international opportunities. The company’s properties and exploration acreage are located primarily in Gabon and Angola, West Africa and the United States.

Investor Contact	Media Contact
Greg Hullinger	Tim Lynch / Jaime Wert
Chief Financial Officer	Joele Frank, Wilkinson Brimmer Katcher
713-623-0801	212-355-4449